Exhibit 15

Execution Version

INTERCOMPANY LOAN AGREEMENT

between

GOLD ONE SOUTH AFRICA SPV (RF) PROPRIETARY LIMITED

(hereinafter referred to as the “Borrower”)

and

GOLD ONE NORTH LIMITED

(hereinafter referred to as the “Lender”)

TABLE OF CONTENTS

	Clause number and description

1.	PARTIES	1
2.	AGREEMENT	1
3.	DEFINITIONS AND INTERPRETATION	3
4.	INTRODUCTION	8
5.	THE LOAN	8
6.	INTEREST AND REPAYMENT OF THE LOAN	8
7.	SECURITY	9
8.	TAXES	9
9.	CERTIFICATE OF INDEBTEDNESS	9
10.	WARRANTIES, REPRESENTATIONS AND UNDERTAKINGS	10
11.	ASSIGNMENT	10
12.	GOOD FAITH	10
13.	BREACH	11
14.	CONFIDENTIALITY	12
15.	NOTICES AND ADDRESSES	13
16.	JURISDICTION AND GOVERNING LAW	14
17.	DISPUTE RESOLUTION	14
18.	INDULGENCE AND WAIVER	15
19.	SURVIVAL OF CERTAIN PROVISIONS ON TERMINATION OF THE AGREEMENT	15
20.	COSTS	16

1.                                      PARTIES

1.1                               The Parties to this Agreement are:

1.1.1                     Gold One North Limited (Registration No.333782) a company incorporated and registered in accordance with the laws of Cyprus (the “Lender”); and

1.1.2                     Gold One South Africa SPV (RF) Proprietary Limited (Registration No. 2016/101986/07), a company incorporated and registered in accordance with the laws of South Africa (the “Borrower”).

1.2                               Any reference herein to “Party” and “Parties” shall be a reference to the Parties described above either individually or collectively, as may be required by the context of this Agreement, and their respective successors in title, administrators, assigns, liquidators, curators, executors, trustees, heirs or other legal representatives of the Parties as fully and effectively as if they had signed this Agreement in the first instance.

2.                                      AGREEMENT

2.1                               Agreement.  The Parties hereby contract with each other with effect from the Signature Date on the terms and conditions contained in this document and all schedules, annexures, attachments, addenda and variations or amendments thereof duly effected in terms of the provisions of this document, all of which are hereinafter collectively referred to as the or this “Agreement”.

2.2                               Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the Parties with respect to the arrangement and other transactions contemplated hereby and supersedes all other prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties with respect thereto.

2.3                               Subordination Agreement.  This agreement is subject to the terms of a subordination agreement dated on or about the date of this Agreement between the Borrower, the Lender, Bank of America, N.A., London Branch as Administrative

Agent and Bank of America Merrill Lynch International Limited as Facility Agent (the “Subordination Agreement”).  In the event of any inconsistency between this Agreement and the Subordination Agreement, the Subordination Agreement shall prevail.

2.4                               Representations.  The Parties have not entered into this Agreement in reliance upon any representation, warranty or undertaking of any Party that is not expressly set out or referred to in this Agreement and none of the Parties shall be bound by any express or implied term, representation, warranty, promise or the like not recorded in this Agreement.

2.5                               Severability.  If any provision of this Agreement is determined by a court or agreed forum of competent jurisdiction to be invalid, illegal or unenforceable, then:

2.5.1                     that provision will (to the extent of the invalidity, illegality or unenforceability) be deemed severed from this Agreement and will be given no effect;

2.5.2                     the validity, legality or enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired by the severance of the invalid, illegal or unenforceable provisions hereof; and

2.5.3                     the Parties will use all reasonable commercial efforts to replace each invalid, illegal or unenforceable provision with the valid, legal and enforceable substitute provision, the effect of which is as close as possible to the intended effect of the invalid, illegal or unenforceable provision.

2.6                               Counterparts.  This Agreement may be executed and delivered in counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement, and may be delivered by facsimile or scanned e-mail.

2.7                               Signatories.  Each of the signatories to this Agreement who signs on behalf of a Party warrants that he or she has been duly authorised by the Party on whose behalf such person signs this Agreement, thereby binding the Party whom such signatory represents to this Agreement.  In proof of such authorisation each such signatory to this Agreement will exhibit to the other signatory a true copy of a resolution in writing by the board of directors of the Party whom he or she represents, confirming the authorisation of such signatory to sign this Agreement on behalf of the Party concerned and to bind the latter to this Agreement.

2.8                               Clauses.  The division of this Agreement into clauses and sub-clauses, the provision of a table of contents and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation hereof.

2.9                               Variations.  No addition to or variation, deletion, or agreed cancellation of all or any clauses or provisions of this Agreement will be of any force or effect unless in writing and signed by the Parties and, prior to the Senior Debt Discharge Date (as defined in the Subordination Agreement) the Administrative Agent under the Margin Loan Facility Agreement.

3.                                      DEFINITIONS AND INTERPRETATION

3.1                               In this Agreement, the following words and expressions shall have the following meanings and derivatives of any word or expression and cognate words and expressions shall bear corresponding meanings, unless otherwise required by the context in which they are used herein:

“Agreement”	this agreement, more fully described in clause 2 above;

“Borrower”	Gold One South Africa SPV (RF) Proprietary Limited more fully described in clause 1.1.2 above;

“Business Day”	any day other than a Saturday, Sunday or official public holiday in Cyprus and South Africa;

“Cash Proceeds”

means (i) any cash released to the Borrower in accordance with clause 12.2 (Release of Cash Distributions) of the Margin Loan Facility Agreement, (ii) any cash received by the Borrower in accordance with clause 22.4 (Disposals) of the Margin Loan Facility Agreement, or any other cash distribution or payment received by the Borrower under the Margin Loan Facility Agreement, in each case to the extent such cash is freely available to the Borrower and not otherwise restricted under the terms of the Margin Loan Finance Documents;

“Commencement Date”	means the Signature Date, or such later date as the Parties may agree to in writing;

“Cyprus”	the Republic of Cyprus;

“Day”	a calendar day;

“Lender”	Gold One North Limited, more fully described in clause 1.1.1 above;

“Loan”	means all the amounts lent and advanced by the Lender to the Borrower post the Signature Date;

“Loan Amount”	means the rand equivalent of USD200,000,000 (Two Hundred Million United States Dollars) as at the Commencement Date;

“Margin Loan Facility Agreement”	means the USD150,000,000 (One Hundred and Fifty Million United States Dollars) margin loan facility agreement entered into between, amongst others, Gold One Group Limited, the

Borrower, Gold One South Africa Proprietary Limited, Bank of America N.A., London Branch (as Effective Date Lender, Security Agent and Administrative Agent), ICBC Standard Bank Plc (as Effective Date Lender), originally dated 1 June 2016, as amended and/or restated from time to time;

Margin Loan Finance Documents	has the meaning given to the term ‘Finance Document” in the Margin Loan Facility Agreement;

“Outstanding Amount”

means the outstanding aggregate of: (i) the Loan Amount; plus (ii) any interest accrued on the Loan in accordance with the provisions of clause 6, less (iii) any amounts paid or prepaid in accordance with clause 6.3;

“Prime Rate”

means the nominal rate of interest per annum of First National Bank Limited (as certified by any general manager of any branch of that bank, whose appointment and authority it shall not be necessary to prove and whose decision shall be final and binding, save in the case of manifest error), which that bank publicly quotes as its prime rate, which interest shall be calculated daily, compounded monthly in arrear and calculated on the basis of a 365 Day year, irrespective of whether or not the year in question is a leap year;

“Repayment Date”	means 1 July 2020, or such later date as the Lender may agree in writing;

“Signature Date”	the date on which the last of the Parties signs this Agreement;

“South Africa”	the Republic of South Africa;

“Subordination Agreement”	has the meaning given to that term in clause 2.3 above;

“rand”	South African rand, the official currency of South Africa; and

“USD”	United States dollars, the official currency of the United States of America.

3.2                               If any provision in a definition is a substantive provision, conferring rights or imposing obligations on any Party, effect shall be given thereto as if such provision were a substantive provision in the body of the Agreement, notwithstanding that such provision is only contained in the relevant definition.

3.3                               Where any term is defined within the context of any particular clause in this Agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the meaning ascribed to it for all purposes in terms of this Agreement, notwithstanding that that term has not been defined above in this clause 3.

3.4                               Unless inconsistent with the context in which it is used in this Agreement, a word or an expression which denotes:

3.4.1                     any gender includes the other genders;

3.4.2                     a natural person includes a body corporate, a trust, firm or association of persons and vice versa;

3.4.3                     the singular includes the plural and vice versa.

3.5                               The headings to the paragraphs in this Agreement shall not be used in the interpretation thereof.

3.6                               Where figures are referred to in numerals and in words, if there is any conflict between the two, the words shall prevail.

3.7                               When any number of Days is prescribed in this Agreement, the same shall be reckoned exclusively of the first and inclusively of the last Day, unless the last Day falls on a Day that is not a Business Day, in which case the last Day shall be the next succeeding Business Day.

3.8                               Any reference to business hours shall be construed as being the hours between 08h00 and 17h00 on any Business Day.  Any reference to time shall be based upon Eastern European Standard Time.

3.9                               The rule of construction that, in the event of ambiguity, the contract will be interpreted against the party responsible for the drafting thereof shall not apply in the interpretation of this Agreement.

3.10                        Any references to a statutory provision or enactment shall be a reference to such provision or enactment and to any regulation or order made under such provision or enactment, as in force at any time relevant to this Agreement.

3.11                        Unless expressly otherwise stated, no provision of this Agreement shall constitute a stipulation for the benefit of any person (stipulatio alter) who is not a Party to this Agreement;

3.12                        the use of the word “including” followed by specific examples shall not be construed as limiting the meaning of the general wording preceding it and the eiusdem generis rule shall not be applied in the interpretation of such general wording or such specific examples;

3.13                        Any reference in this Agreement to “in writing”, “written” or the like shall include any form of written recordal in a legible and non-transitory form, including emails, faxes, letters, memoranda, notes and formal agreements.

4.                                      INTRODUCTION

4.1                               The Lender is a related company of the Borrower.

4.2                               This Agreement records the terms and conditions upon which the Loan shall be advanced by the Lender to the Borrower.

5.                                      THE LOAN

In accordance with the terms of this Agreement, the Lender shall advance to the Borrower, and hereby lends, the Loan Amount, effective on the Commencement Date.

6.                                      INTEREST AND REPAYMENT OF THE LOAN

6.1                               The Loan shall bear interest with effect from the Commencement Date at an interest rate which is in line with the interest rates applicable to loans availed of by the Lender from its lender(s), but will never exceed the Prime Rate calculated and compounded monthly in arrears on the average balance outstanding for that month.

6.2                               The Borrower may, at any time and in its discretion, following the receipt of any Cash Proceeds, apply an amount no greater than such Cash Proceeds:

6.2.1                     in payment of all or any part of any accrued but unpaid interest outstanding at that time; and/or

6.2.2                     in prepayment of the Loan or, in accordance with clause 6.2 above, any part of any accrued but unpaid interest outstanding from time to time.

6.3                               The Borrower shall repay the Outstanding Amount in full on the Repayment Date.  For avoidance of doubt, all accrued interest shall only be due and payable on the Repayment Date.

6.4                               In the event that the Lender agrees to extend the Repayment Date to a date later than 1 July 2020, the Outstanding Amount shall be repayable in full within 5 days of demand by the Lender.

6.5                               Notwithstanding clause 6.3 above and subject to the provisions of the Subordination Agreement, the Outstanding Amount will automatically become due and payable upon the Borrower ceasing to be a subsidiary of the Lender.

6.6                               All payments of capital or interest to be made in terms hereof shall be made to the Lender unconditionally without deduction or set-off.

6.7                               All payments to be made by the Borrower to the Lender in terms of this Agreement shall be made directly into such bank accounts as the Lender may nominate by notice in writing to the Borrower from time to time.

7.                                      SECURITY

The Loan shall be unsecured.

8.                                      TAXES

All payments made by the Borrower to the Lender under this Agreement shall be free of all withholding and any other tax, which withholding or other tax the Borrower shall be required to pay in addition to making in full to the Lender of the payment or payments due to it under this Agreement.

9.                                      CERTIFICATE OF INDEBTEDNESS

A certificate signed by the Lender as to the existence and the amount of indebtedness owed by the Borrower to the Lender, that such amount is due and payable, and as to any other fact, matter or thing relating to the Borrower’s indebtedness to the Lender in terms of this Agreement, shall be sufficient proof of the contents and correctness thereof for the purposes of provisional sentence, summary judgement or any other proceedings, shall be valid as a liquid document for such purpose and shall, in addition, be prima facie proof for purposes of pleadings or trial in any action instituted by the Lender arising herefrom.

10.                               WARRANTIES, REPRESENTATIONS AND UNDERTAKINGS

10.1                        Each of the Parties hereby represents and warrants to and in favour of the other that as at the Signature Date:

10.1.1              it has the legal capacity and has taken all necessary corporate action required to empower and authorise it to enter into this Agreement; and

10.1.2              this Agreement constitutes an agreement valid and binding on it and enforceable against it in accordance with its terms.

10.2                        Each of the Parties hereby represents and warrants and in favour of the other that as at the Signature Date and for the duration of this Agreement, the execution of this Agreement and the performance of its obligations hereunder does not and shall not:

10.2.1              contravene any law or regulation to which that Party is subject;

10.2.2              contravene any provision of that Party’s constitutional documents; or

10.2.3              conflict with, or constitute a breach of any of the provisions of any other agreement, obligation, restriction or undertaking which is binding on it.

11.                               ASSIGNMENT

Subject to the provisions of the Subordination Agreement, the Parties may not cede, assign, transfer and/or delegate all or any part of their rights and/or obligations under this Agreement to any person without the prior written consent of the other Party thereto, which consent shall not be unreasonably withheld.

12.                               GOOD FAITH

The Parties hereby undertake during the existence of this Agreement to:

12.1                        at all times show to each other the utmost good faith in their dealings with each other;

12.2                        co-operate with each other to the fullest extent; and

12.3                        do all such reasonable things, perform all such reasonable actions and take all such reasonable steps as may be available to them and necessary for and incidental to the implementation and/or maintenance of the terms and conditions of this Agreement.

13.                               BREACH

Should a Party (the “Defaulting Party’) commit a breach of any of the material provisions hereof, then the other Party (the “Aggrieved Party”) shall, if it wishes to enforce its rights hereunder, be obliged to give the Defaulting Party 10 (ten) Business Days written notice to remedy such material breach, which notice shall specify, in sufficient detail, the breach and the conduct required to rectify it.  Subject to the terms of the Subordination Agreement, if the Defaulting Party fails to comply with such notice, the Aggrieved Party shall be entitled to cancel this Agreement against the Defaulting Party or to claim immediate payment and/or performance by the Defaulting Party of all of the Defaulting Party’s obligations in respect of which it is in breach of this Agreement, in either event without prejudice to the Aggrieved Party’s rights to claim damages.  The aforegoing is without prejudice to such other rights as the Aggrieved Party may have at law; provided always that, notwithstanding anything to the contrary contained in this Agreement, the Aggrieved Party shall not be entitled to cancel this Agreement for any breach by the Defaulting Party unless such breach is a material breach going to the root of this Agreement and is incapable of being remedied by a payment in money, or if it is capable of being remedied by a payment in money, the Defaulting Party fails to pay the amount concerned within 10 (ten) Business Days after such amount has been finally determined and payment thereof by the Defaulting Party has been demanded in writing by the Aggrieved Party.

14.                               CONFIDENTIALITY

14.1                        The Parties shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement and which relates to:

14.1.1              the provisions of this Agreement;

14.1.2              the negotiations relating to this Agreement;

14.1.3              the subject matter of this Agreement; and/or

14.1.4              the other Party.

14.2                        If a Party is uncertain about whether any information is to be treated as confidential in terms of this clause 14, it shall be obliged to treat it as such until written clearance is obtained from the other Party.

14.3                        A Party may disclose information which would otherwise be confidential if and to the extent that it is:

14.3.1              to the Finance Parties under, and as defined in, the Margin Loan Facility Agreement;

14.3.2              required by law;

14.3.3              required by any securities exchange or regulatory or a governmental body to which either of the Parties are subject, wherever situated, whether or not the requirement for information has the force of law;

14.3.4              required to vest the full benefit of this Agreement in either of the Parties;

14.3.5              disclosed to the professional advisors, auditors and bankers of either of the Parties;

14.3.6              information that has come into the public domain through no fault of that Party; or

14.3.7              approved by the other Party who shall have given prior written approval to the disclosure.

14.4                        Save for disclosures made in terms of clause 14.3.5 above or to any judicial or arbitral tribunal or officer, in the event that any Party is required to disclose any confidential information as contemplated in clause 14.1 above, such Party will —

14.4.1              advise the other Party thereof in writing prior to disclosure, if possible;

14.4.2              take such steps to limit the disclosure to the minimum extent required to satisfy such requirement and to the extent that it lawfully and reasonably can;

14.4.3              afford the other Party a reasonable opportunity, if possible, to intervene in the proceedings;

14.4.4              comply with the other Party’s reasonable requests as to the manner and terms of any such disclosure; and

14.4.5              notify the other Party of the recipient of, and the form and extent of, any such disclosure or announcement immediately after it is made.

15.                               NOTICES AND ADDRESSES

15.1                        Any notice or other communication to be given in connection with this Agreement must be communicated confidentially and in writing and given by personal delivery, electronic mail or facsimile addressed as follows:

Lender	3 Julia House
1066
Nicosia
Cyprus
Contact Person: Phillip Spencer
Email: Phillip.Spencer@gold1.co.za

Borrower	190 Elgin Avenue
George Town
Grand Cayman

KY1-9007
Cayman Islands
Contact Person: Phillip Spencer
Email: Phillip.Spencer@gold1.co.za

or to such other address or addresses, other than box numbers, as shall be specified in any notice given hereunder.

15.2                        A notice sent by one Party to the other Party may be delivered in one or more of the following manners and shall be deemed to be received:

15.2.1              on the Day of delivery, if delivered by personal delivery during business hours on a Business Day; and

15.2.2              on the Day of transmission if sent by facsimile or electronic mail during business hours with receipt received confirming completion of transmission.  Any facsimile or electronic mail sent after business hours or on a Day which is not a Business Day will be presumed to have been received on the following Business Day.

16.                               JURISDICTION AND GOVERNING LAW

16.1                        Subject to the provisions of clause 17 below, this Agreement and any matter arising from it shall be subject to the non-exclusive jurisdiction of the courts of Cyprus.

16.2                        This Agreement shall be subject to and shall be governed by the laws of Cyprus.

17.                               DISPUTE RESOLUTION

17.1                        If any dispute arises out of or in connection with this Agreement, its termination or cancellation or the subject matter thereof, including claims in delict or for the existence, validity, termination or rectification of the Agreement, a Party may declare that a dispute exists by notice in writing to the other Party.

17.2                        Unless otherwise expressly agreed to in writing by the Parties, all disputes declared in accordance with clause 17.1 above shall be determined by arbitration, as follows:

17.2.1              the seat of the arbitration proceedings shall be Sandton, South Africa, where the arbitral proceedings shall also be held;

17.2.2              the language to be used in the arbitral proceedings shall be the English language;

17.2.3              the arbitration shall be conducted in accordance with the Commercial Arbitration Rules (“Arbitration Rules”) of the Arbitration Foundation of Southern Africa (“AFSA’’), and should AFSA, for any reason, have ceased to exist at the time of the referral of the dispute to arbitration, the arbitration shall be conducted in accordance with the Standard Rules of the Association of Arbitrators of South Africa;

17.2.4              the decision of the arbitrator shall be final and binding on the Parties, and may be made an order of any court of competent jurisdiction.  Each of the Parties hereby submits itself to the jurisdiction of the courts of Cyprus should any other Party wish to make the arbitrator’s decision an order of that court.

17.3                        The provisions of this clause 17 shall not preclude any Party from access to a competent division of the courts of Cyprus for urgent and/or interim relief pending the outcome of an arbitration in terms hereof or in respect of arbitration proceedings in terms hereof.

18.                               INDULGENCE AND WAIVER

No indulgence which a Party (“Grantor”) may grant to the another Party (“Grantee”) shall constitute a waiver of any of the rights of the Grantor, who shall not thereby be precluded from exercising any rights against the Grantee which might have arisen in the past or which might arise in the future, save if such waiver is reduced to writing and signed by the Parties.

19.                               SURVIVAL OF CERTAIN PROVISIONS ON TERMINATION OF THE AGREEMENT

19.1                        Should this Agreement terminate pursuant to any provision contained herein or be cancelled by any Party in terms of the provisions hereof, the Parties shall continue to be bound by the provisions of the clauses 1 to 3 above inclusive and 11 to 19 inclusive.

19.2                        Without derogating from the aforegoing, the expiration, cancellation or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration, cancellation or termination or which of necessity must continue to have effect after such expiration, cancellation or termination, notwithstanding that the clauses themselves do not expressly provide for their survival.

20.                               COSTS

Each Party shall bear its own costs of and incidental to the negotiation, preparation and execution of this Agreement.

SIGNED by the Parties and witnesses on the following dates and at the following places respectively:

For	GOLD ONE NORTH LIMITED

Signature:	/s/ Phillip Spencer
who warrants that he / she is duly authorised thereto

Name:	Phillip Spencer

Date:	31 May 2017

Place:

Witness:

Witness: